Exhibit 99

FOR IMMEDIATE RELEASE

DATE: January 24, 2007

CONTACT: Brian L. Vance

President and

Chief Executive Officer                    (360) 943-1500

Heritage Financial Corporation Announces the Retirement of

Director James P. Senna

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA)-Olympia, WA, January 24, 2007—Heritage Financial Corporation President and Chief Executive Officer Brian L. Vance today announced the retirement of director James P. Senna. Mr. Senna (age 72) has asked that he not be re-nominated when his term expires in April of this year. At this time, the Board does not have a replacement for Mr. Senna. Mr. Vance stated, “Jim is currently our longest serving Board member. He has served the Board since 1976 and his insight and counsel will be missed”.

Mr. Senna stated, “Over the past 31 years, it has been a great experience being part of such a strong team and organization. I have thoroughly enjoyed my association with Heritage and its Board of Directors.”

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the south Puget Sound region of Washington through its fourteen full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.